JNL/Van Eck International Gold Fund Ltd.

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC And

Van Eck Associates Corporation

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), Van Eck Associates Corporation, a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, JNL/Van Eck International Gold Fund Ltd. (the “Company”) is a wholly owned subsidiary of the JNL/Van Eck International Gold Fund organized as a company exempt from tax under the laws of the Cayman Islands.

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the Company.

Whereas, the Board of Trustees of Jackson Variable Series Trust (the “Trust”) has approved the following Fund and Subsidiary name changes (collectively, “Name Changes”), effective September 25, 2017:

Fund Name Change:
JNL/Van Eck International Gold Fund to the JNL/VanEck International Gold Fund

Subsidiary Name Change:
JNL/Van Eck International Gold Fund Ltd. to the JNL/VanEck International Gold Fund Ltd.

Whereas, the Parties have agreed to amend the Agreement, effective September 25, 2017 to reflect the Name Changes outlined above, and to amend the following section of the Agreement:

Section 14. “Use of Name:”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references within the Agreement to JNL/Van Eck International Gold Fund are hereby deleted and replaced in their entirety with JNL/VanEck International Gold Fund.

2)	All references within the Agreement to JNL/Van Eck International Gold Fund Ltd. are hereby deleted and replaced in their entirety with JNL/VanEck International Gold Fund Ltd.

3)	Sub-paragraph (a) in Section 14. “Use of Name:” of the Agreement is hereby deleted and replaced in its entirety with the following:

(a)
as promptly as practicable, shall take all necessary action to cause the Prospectus, Statement of Additional Information, Memorandum of Association and any other relevant documentation to be amended to accomplish a change of name to eliminate any reference to “Van Eck Associates Corporation” or “VanEck”; and

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)
Each Party represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed and effective September 25, 2017.

Jackson National Asset Management, LLC		Van Eck Associates Corporation

By:	/s/ Mark D. Nerud	By:	/s/ Matthew Babinsky
Name:	Mark D. Nerud	Name:	Matthew Babinsky
Title:	President and CEO	Title:	Assistant Vice President